Exhibit 99.1
HORIZON LINES, #11093292
Second Quarter Earnings Results
July 27, 2007, 11:00 a.m. ET

Operator	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to Horizon Lines’ second quarter fiscal 2007 conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. This conference is being recorded Friday, July 27, 2007.

I would now like to turn the conference over to Mike Avara, Vice President of Investor Relations and Treasurer. Please go ahead, sir.

M. Avara	Eric, thank you. Good morning, everyone, and welcome to Horizon Lines’ second quarter 2007 earnings release call. Thanks for joining us today.

With me here in Charlotte are Chuck Raymond, our Chairman, President and CEO; John Handy, our Executive Vice President; Mark Urbania, our Senior Vice President and CFO; Brian Taylor, our Senior Vice President of Sales and Marketing; and joining from Dallas is John Keenan, our Senior Vice President and Chief Transportation Officer.

We will be conducting the call in our usual manner with Chuck kicking off with an introduction and an overview, John reviewing the operations for the quarter, Mark taking you through the financials, and finally a Q&A session.

Before we begin I must call your attention to the Safe Harbor Statement on Page 2. During this call we’ll be making certain forward-looking statements and although we believe them to be true at this point in time and reasonable and accurate, we can of course provide no assurance that they’ll actually come to fruition. Important risk factors that can cause actual results to differ materially are outlined in our filings with the SEC and I would refer you to those filings.

With that I’d like to introduce Horizon Lines Chairman, President and CEO, Chuck Raymond. Chuck?

C. Raymond	Mike, thank you very much. Those of you on the call, thank you for joining us today. Interesting days here in the stock market.

As you know, our core line of services is somewhat of a GDP growth business and in the latter part of 2006 when we were putting our plans together for this year we followed the lead of most economists who anticipated that 2007 would be a year in which we could expect growth in the range of the mid-3% level. At that time they were reflecting I think on a very

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strong third quarter we had back in 2006 where growth was 3.3% so we forecasted accordingly with the exception of Puerto Rico. Puerto Rico we were much more conservative for 2007, particularly because we had a 10% market contraction in 2006.

As we worked our way through the first quarter we saw several impacts on our business. They included a late thaw from the State of Alaska, a little softening in the Hawaii retail and housing sectors, and a continuing softness actually in the Puerto Rico economy. Nevertheless, we delivered earnings and earnings per share results for the first and second quarter that were in the range of our guidance although toward the low end of those ranges.

Unfortunately, the overall U.S. economy has struggled somewhat this year especially earlier in the year. You’ll recall that in the first quarter, GDP growth was less than 1%, 6/10ths of 1% to be exact.

We expect a better second half with full year GDP being slightly below 3%. Alaska today is strong and Hawaii and Guam are healthy. Puerto Rico is really where we’ve seen continuing softness and the result of that is really what’s causing our need to take a look at our guidance for the rest of the year.

We expect that the market will recover. It typically does in the face of an election year, but the jury’s still out down there so we think it is appropriate today to guide investors to slightly lower earnings expectations for the remainder of the year.

Let me again emphasize that our business is characterized by stable markets with only a handful of competitors. Carriers in these trades do understand that cutting prices to gain revenue through volume is a zero sum game for the individual trades and fortunately we haven’t seen major market share ratings as a solution to earnings softness. We in particular can point to our market shares in the trades where we compete as being stable. Additionally, we continue to see cargo mix upgrades which improve our margins.

When well managed companies are faced with these circumstances they take a hard look at their cost structure and they do what makes good long term business sense to provide sustainable and necessary services at efficient levels and we at Horizon Lines have done just that. Over the last 14 months we’ve exercised the Horizon EDGE process and that business improvement initiative has been well executed with projected savings surpassed by our organization. EDGE is a part of our culture and we’re excited about the accelerating future benefits from this program.

Our TP1 strategy is complete. All 5 new ships are now phased in and over the last 2 months we’ve delivered a 98% on time record throughout our fleet. That’s our strongest ever and remember our departures and arrivals are timed to the minute, measured with zero tolerance for lateness. That’s truly an

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incredible achievement and a standard we will continue to stress and protect.

Our excellent service record continues to stand out and once again this past quarter we were selected by key customers and other industry groups to receive awards for service excellence.

Our acquisition of Hawaii Stevedores, Inc., was completed on June 25th and we are seeing the benefits of that move already. All 3 of our planned strategic initiatives for this year are in excellent shape. We can check those off.

The one part of our TP1 plan that we have not yet executed is the repositioning of larger, more efficient ships from the Pacific into the Puerto Rico trade. We plan to deploy two vessels in Puerto Rico early in 2008.

With our significantly reduced leverage and strong outlook, we’ve worked with a half dozen banks to get their best advice on a financial restructuring that is appropriate for our business and for our company’s financial strength. We’re pleased to report to you today that in the first days of July, both Moody’s Investor Service and Standard & Poor’s elevated our corporate credit ratings. In the case of S&P by 2 notches, rather unprecedented. This was very positive of course.

Following that, on July 17th we announced a tender offering for 100% of our 9% bonds and 11% discount notes. We intend to replace them with more appropriate borrowings through a combination of bank term loans and convertible securities. We’re moving very quickly toward completion of those offerings. You may understand that the SEC regulations prohibit us from discussing the expected impact of these active offerings so on this call today we won’t speculate about those benefits.

The impact of our revised financial structure will be known very soon and when we close those financings we’ll again revise our earnings guidance to reflect all the efficiencies of our new structure.

With the initiatives we have in place we’re well positioned for healthy business growth and for the strategic acquisitions we’ll be pursuing.

To summarize, all corporate plans are being executed flawlessly. The Alaska and Hawaii/Guam markets are healthy; Puerto Rico is where we’ve had some weakness. Although volumes in that trade are down versus last year, our actual business results we believe are better than 2006. That’s a credit particularly to our operating team on the island. While we’re working hard to lessen the earnings impact of that particular part of our portfolio, we do think it’s appropriate to use caution in forecasting our business results there for the next couple of quarters.

John Handy, will you take us through the operating highlights for the second

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quarter, please?

J. Handy	Thank you, Chuck. I sure will. As you’ve just heard, Chuck gave an excellent summary of where we are to date in 2007 so I’ll just emphasize some main points.

Obviously our TP1 is a huge success for the company. EDGE, as I’ll discuss in a minute, is ahead. Our port projects in Puerto Rico, Honolulu and Alaska are all on track and highly successful. And I’d emphasize that our market share is a steady 36% across the company.

As you look at the rest of the agenda, I’ll be covering those things that are listed on chart 7, starting out with a volume update. Our volumes as you see are down 3.6% Q2 ‘07 versus the Q2 of ‘06. Year-to-date we’re down 5%. But as you look at each of the trade lanes, as Chuck pointed out, Alaska, a booming oil economy. The state permanent fund has in excess of $40 billion invested already.

In Hawaii, volumes are flat compared to our expectations earlier in the year. However, as you look at the performance of the tourism trade and other aspects of the state economy, we do expect to see improvement through the next 2 quarters. Their economy has been dampened by increased energy and housing costs.

Guam. Growth is certainly expected to increase in Guam as the military redeployment continues as we’ve discussed on previous calls. Our Micronesia service is doing quite well.

As Chuck pointed out, in Puerto Rico consumer confidence is still down, predominantly attributable to the sales tax increases and energy costs which have affected the entire economy. As he pointed out as well, 2008 being an election year, we expect as in the past that the economy will see some increases.

As you turn to slide 9, as I mentioned volume is down but rates are up. Contract renewals and our cargo mix improvement ideas have contributed to our higher revenues per container.

On slide 10 you’ll see EDGE. We’ve put right across the slide that clearly it’s exceeding our expectations as we target process improvements, savings and cost reductions. Our customer focus and milestone achievements all are well ahead. The culture of the company is focused obviously and clearly on process improvement and cost control. We are very excited about what EDGE is doing for us.

Equally exciting is our TP1. We’ve met all of our goals. We’ve improved service throughout the entire Pacific trade. We’ve added capacity. Our schedule integrity is very high and of course that’s contributed to the

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increased speed in our Guam first arrival which our customers certainly are enjoying.

To brag about our TP1, the next slide 12 shows you a picture of the Horizon Tiger, our latest arrival.

Chart 13 talks about some of our equipment modernization. As we invest in new and divest old, you can see clearly by these charts that maintenance costs are reduced. Our investments in new equipment have been across the board. Chassis, dry containers, refrigerated containers of all types, flat racks for the increased over and outsized cargo and clip-on generator sets. Our maintenance and repair costs within our shops have reduced by 7% Q2 ‘07 versus Q2 ‘06.

As you look at vessel performance that I briefly mentioned earlier, our availability is a staggering 99.9%. That means our ships are available virtually 100% of the time when we need them. Our utilization, we wanted to add capacity off the West Coast at reasonable cost. That’s done with the addition of the TP1 and the shifting of our other more capable ships. That all is without destabilizing the market.

Our on-time arrival to the minute, as Chuck pointed out, not hours, days or weeks, but to the minute, is up 8.1%, reflecting clearly the impact of the TP1. The last 2 months as he said is an excellent 98%.

As you look at slide 15 we’re certainly very proud of our associates and the awards and recognition that they’ve garnered. The latest 3 are in information technology, safety, which is critical to us, and logistics performance. The Army/Air Force Exchange Service has awarded us their Logistics Excellence Award for 2007 for processing over 4,000 bookings, over 6,800 containers with a staggering 99.6% on-time service performance. As I said, we’re certainly proud of the company and the associates that bring us to these peaks.

I’d like to turn over to Mark Urbania as he covers our financials.

M. Urbania	Thank you, John. I’m on page 17 that has financial highlights here. To summarize for you, the company is in very good shape financially, performed very well in the second quarter. We do have some continued softness in the Puerto Rico trade, but the company is on strong financial footing and doing well.

Our EPS for the second quarter was $0.29. Although it was at the low end of our range, still 2006 was a record, we matched that. We continue to grow our operating revenue despite some of that softness. We’re on track with our controls. Horizon EDGE is in place delivering benefits. We continue to see cargo mix upgrade rate increases in all of our markets including Puerto Rico.

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Our capital structure continues to improve. We elected to make a $25 million voluntary prepayment on our current debt during the quarter as we continue to deliver cash flow. Refinancing is underway. That Chuck talked about. We feel very positive about this and are excited to tell you about this in the near term. Our current guidance that I will be giving you at the end of our presentation does not include the positive effects of this refinancing.

On page 18, looking at operating revenue. Operating revenue increased by $5.9 million or 2% on a comparative basis. Again, reflective of continued rate and mix improvements offsetting some of the volume softness. Same holds true for the first 6 months of the year, up 0.8% of a percent to $569.4.

On the operating revenue side, it’s more of what we’ve told you in the past. Cargo mix improvement rate increases offset the volume shortfall. You can see for the second quarter and also for the 6 months that’s true with the rate in cargo mix a little bit on the non-transportation revenue that we generate offsetting that volume variance.

Adjusted operating income. Operating income was down slightly on a comparative basis primarily as a result of the increased vessel operating costs as we brought on line the new TP1 vessels and then transitioned some of the existing Jones Act vessels to replace them in that string. We planned on that. The second quarter was a major milestone for us as we transitioned those ships to other trade routes and bring those new ships on.

For the 6 month period on a comparative basis we were up $200,000 or 0.5%.

All that translated into EBITDA for the second quarter pretty close to being on par with the second quarter of prior year at $40 million and then for the 6 months up slightly, 1.7% to $73.7 million.

Adjusted net income, we were up $300,000 or 3.1% and then for the 6 months, $1.1 million on a comparative basis.

Adjusted EPS on page 23 as talked about, on par with the record of 2006, $0.29, and then for the first 6 months of the year, $0.42.

On page 24, looking at free cash flow for the moment. Our free cash flow for the first 6 months of the year were down comparatively, but we planned to be that way. We have used some working capital I should say through growth and accounts receivable and really timing of some accrued expenses.

The $33 million is the balloon payment that we had on the 3 vessels that we operate in the Alaska trade. We’d planned on that, communicated that previously. What was different than last year also is the cost related to implementing the TP1, the new vessels, $4.4 million that was not there in prior year.

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Then I’ll draw your attention to the debt payment, voluntary debt payment. That’s why the $30.6 versus $2.6 last year was a discretionary use of cash flow to put that money to work. The second half of the year we expect cash flows to be strong and I’ll share that guidance with you in a moment.

On page 25, turning to our guidance and I will say again this will be revised once our financing initiatives are complete.

For the third quarter we expect revenue to be in the range of $314 to $322. EBITDA to be $49 to $52 range, translates into diluted earnings per share of $0.56 to $0.63.

For the full year, slightly down due to continued difficulty in the Puerto Rico trade, $1.19 billion to $1.2 billion. EBITDA $168 to $173. The $173 was the low end of our previous guidance range, translates into earnings per share of $1.46 to $1.58 and then again free cash flow, $30 to $37, down slightly from what we previously reported because of slightly revising our earnings estimates.

With that we will turn it over to the leader, Chuck Raymond.

C. Raymond	Thank you, Mark. Good job. I just want to reinforce a couple of things that we talked about here on the call so far.

All of our corporate plans as you can see are being executed flawlessly. With the TP1 we’ve repositioned a number of ships from one market to another. When we do that the fuel costs are rather significant and as you know this year, fuel costs are up substantially from where they were last year. The assumptions we had made on what it was going to cost us to do that were a little low in terms of the fuel costs and that’s why some of our operating income kind of slipped away, but there’s nothing fundamentally wrong with the TP1. That’s working fine.

The Hawaii and Alaska markets are in great shape. As I said, Puerto Rico is where we’ve seen some softness. We thought that we would see that coming back in the second half. We expect it will, but we really treasure our credibility and we think it is appropriate to use caution in forecasting the second half particularly in Puerto Rico. We believe the rest of the business is in great shape and as you can see, our company is operating well, continues to protect its market share, does very well in the operating matrix and we’re executing our strategic plans flawlessly.

With that, I’ll turn this back to the conference manager and we’ll take any questions you may have.

Operator	Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder if you have a question, please press the star

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followed by the one on your touchtone phone. If you’d like to withdraw your question, press star followed by the two. If you are using a speakerphone, you will need to lift the handset before making your selection.

Our first question is from Jonathan Chappell with JP Morgan. Please go ahead.

J. Chappell	Thank you. Good morning, guys.

Management	Good morning, Jon.

J. Chappell	Chuck, I just want to get a sense. You’ve kind of addressed in your wrap up there too just how conservative you are being for the second half of the year. You’ve mentioned a couple times that you thought that Puerto Rico would bounce back in the second half, but you said that you, for your reputation and whatnot have taken the guidance down.

Are you putting in a worst case scenario for Puerto Rico in the second half guidance? And also if we can talk about Hawaii briefly too. You said Hawaii’s kind of recovered as well. Are you being conservative with your outlook for Hawaii when it comes to the second half guidance?

C. Raymond	Jonathan, thank you. I would say on Hawaii we’re right in there. We’re forecasting Hawaii and Guam the way we normally do so we will be able to make our business plans out there.

In Puerto Rico let’s say it’s probably not worst case, but it’s awful close to it. I don’t want to have this call next quarter and start making excuses for Puerto Rico. We are seeing some strengthening here. During July we’ve had a pretty good month and we’re in the back to school season right now.

Like I mentioned, Jonathan, we went back and tracked the last 20 years of the Puerto Rico market and typically as you ramp up toward the election year, you see the economy start to strengthen down there, government spending picks up. I think they have the wherewithal to do that now that they’ve gotten past their credit crunch and the indications we’re getting from our major customers is they’re expecting a better second half than the first half of the year. Let’s say it’s not worst case, but it’s probably pretty close to it.

J. Chappell	Okay. I know the Horizon EDGE has been working and is exceeding expectations as far as efficiencies are concerned. Is there anything else you can do, whether it be maybe temporary or even longer term, in the Puerto Rican market help let’s call it the bottom line performance there given the volume softness?

C. Raymond	That’s a very good question. The local operating team, as I mentioned, has done one heck of a job managing their business down there. They’re actually handling freight at an all time record rate down there, cost-wise and productivity-wise, and I give them a lot of credit for that. We’re not going to

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do a slash and burn. We think what we have in Puerto Rico is an anomaly and it derives from the switch from the excise tax to consumption tax on the island so we’re not going to do something that’s going to hurt our long term business.

On the other hand, we are looking at our deployments. We’re talking about these larger vessels coming in from the Pacific and seeing if we can operate that trade perhaps with one less vessel. I’m not sure that that’s going to be the case because we do have very, very good service right now. I think and know from our customers that we’re the preferred carrier.

We’re going to take a long hard look at that and rest assured we’ll do what we can to have the right cost structure in place that’s appropriate for that trade today.

J. Chappell	Okay, that’s great. And then the final one. Is there any update as to deployment of all the excess tonnage after the full deployment of TP1, either potential for coastal trade or used for some of the older tonnage?

C. Raymond	Nothing that we can give you to mark down as a benefit going forward at this stage. We have a lot of activity underway. We’re meeting with international carriers with regard to a shuttle service we would operate on the coast. We have also been very active in the Congress.

You may know that the House Transportation and Infrastructure Committee reported out into this budget a guarantee program which provides for U.S. government backing of vessels that would be used in these services so that’s important for us to protect that.

We believe the Harbor Maintenance Tax will be addressed by the House Ways and Means Committee so things are falling in place for that and we’re kind of excited about the opportunities going forward. But I would hesitate to put any numbers on the table at this time.

J. Chappell	Okay. Thanks very much, Chuck.

Operator	Our next question comes from Kevin Sterling with Stephens. Please go ahead.

K. Sterling	Good morning, all.

Management	Hi, Kevin. Good morning.

K. Sterling	Chuck, let me just start. I just want to clarify that your revised ‘07 guidance does not include any accretion from interest cost savings. Is that correct?

C. Raymond	That is correct, Kevin. That’s right. We’re prohibited from sharing the details of the economic accounting impact of this potentially new financing that

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we’re working on so the guidance that we have given you does not include any of that.

K. Sterling	Okay, thanks. And just kind of doing a little back of envelope math, is it safe to say that from interest cost savings potentially that this could offset any of the softness in Puerto Rico for the back half of this year and could be meaningfully accretive for ‘08?

M. Urbania	Kevin, I would love to be able to answer that question, but I can neither confirm nor deny any math that you’re doing.

K. Sterling	Okay. Mark, as you guys look at the debt markets today, is there any concern that your refinancing does not get done given some of the concerns?

M. Urbania	Well, it’s always a concern. You know it’s tough times in the debt markets right now. We meet with our advisors and bankers daily. Everything seems to be on track at this point. It is day to day. If you had to take my temperature right now and Chuck’s temperature I think we feel pretty good about it. But it’s never done until it’s done and we’ll be working on it diligently over the next week.

K. Sterling	Okay, thanks. And you guys have talked in the past, it looks like your EDGE cost savings are exceeding expectations and you guys right now I think have targeted maybe $13 million for ‘07. Where do you stand with those cost savings in ‘07 now because you sound very upbeat. It looks like things are really progressing ahead of schedule.

M. Urbania	Certainly some of the stuff that John Handy presented is very exciting stuff. We are working on some targets here that are exceeding operationally what we want to accomplish. From a financial perspective when you break down that $13 million, more of that is in the second half of the year than the first half of the year. But that being said I think on average, on a net basis there’s probably a couple of million in each of the first 2 quarters of the year and we’re on track with that. We have every expectation that we’ll be on track for the $13, possibly slightly above that maybe.

K. Sterling	Okay. It looks like you guys continue to add refrigerated containers. Can you maybe talk a little bit about this business and why you like the refrigerated container business and are focusing on it?

B. Taylor	Kevin, this is Brian. The refrigerated container market is one of the higher margin segments that we can carry in the business because of the perishability of the cargo. Obviously over the years we have continued to grow our market share in this segment in all of the trades. Our customers were looking to us to make some capacity additions and also some additions in new specialized refrigerated equipment to help handle the special needs that they have in Hawaii, Guam and also Puerto Rico. We have done that in the last 3 years and we have every intention of continuing to make those

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investments to refresh the rest of the fleet throughout the balance of the next couple of years.

K. Sterling	Thanks, Brian. One last question, guys, and I’ll get off and let someone else hop on. Just a follow up to Jonathan’s question, but it sounds like we’re hearing a lot of good things here with the cost savings and refinancing, refinancing your balance sheet and debt structure. Except for softness in the Puerto Rico market, it sounds like everything else is kind of progressing according to plan, if not better. Is that a safe assessment?

C. Raymond	That’s correct, Kevin. We feel very good about our business up in Alaska, lifting good loads at good rates, the fish is strong. All indications are that economy of course, as John Handy pointed out, it’s an oil driven economy and we’re bullish, very, very bullish on Alaska.

Hawaii, again we saw a little softness in the first quarter. Second quarter kind of turned around a little bit. Our business volumes are flat versus last year. We expect that’ll pick up a little bit in the second half.

And of course we have this huge project underway out in Guam related to the various services that’s going to build our volumes in that market. Our strategic initiatives in terms of the cost of the TP1, this refinancing that we’re doing, the phase-in of HSI, all that stuff you can kind of check those off and say look we’ve accomplished those and they’re moving very, very well.

The one area in our portfolio as I pointed out that we’re a little disappointed about is that Puerto Rico didn’t turn around a little bit here in the first half. It hasn’t and we would love to say we wish it would happen in the second half and we’ll forecast that, but we can’t run this business on wishes. We’re going to be realistic with you, maintain our credibility, work on the other parts of our business to deliver earnings per share that are impressive.

And the financing, again we can’t talk about what that is, but we are very active with that right now. We should be closing that out shortly so we’ll have that new guidance to you pretty quickly.

K. Sterling	Gentlemen, thanks for your time. I really appreciate it and thanks for all the clarification.

Operator	Our next question comes from Chad Jones with Morgan Keegan. Please go ahead.

C. Jones	Good morning, all.

C. Raymond	Good morning, Chad.

C. Jones	I got on the call a little late so I apologize if you covered this, but in looking at the second half of the year and the revised guidance, I’m assuming from

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some of the remarks that I did hear that most of that is volume driven. Did you guys say at all in terms of your expectations on the volume side in the second half, are you looking for volumes to be flat in the second half of the year, year-over-year?

M. Urbania	When you look at the first half or the second half of the year, we were flat in most of the markets, down in Puerto Rico. We still expect that to be the case in the second half of the year, although not to the degree that we’ve seen. Although we’ve reduced our forecasted profitability for that business, although we don’t break that down, we had been expecting for the full year Puerto Rico to show some volume improvement. A percent and a half is I think pretty close to what we had and we’re not seeing it so we’ve had to take that out.

But, yes, to summarize for you it is Puerto Rico and it is volume related and when we adjusted that, we revised our EBITDA and earnings down slightly as a result.

C. Jones	Okay. Are there any changes ... from all the remarks you’ve made, it certainly seems like it’s all demand driven. Have there been any changes not necessarily from Horizon’s standpoint, but have there been any changes on the supply side in the Puerto Rican market?

C. Raymond	No, there have not.

C. Jones	Okay, I didn’t think so, I just wanted to double check. And then looking at the refrigerated fleet, that’s been an ongoing theme in the business. Could you maybe quantify what percentage of your business is refrigerated and how maybe that’s changed over the last several years? Do you have any sort of long term growth targets of where you’d like that to be as a percentage of the business?

B. Taylor	Chad, this is Brian. I’ll answer that question for you. Refrigerated cargo today represents roughly 24% of the freight that we carry within the company. I would say that that is up several percentage points over what we have seen in the last couple of years. We have refreshed roughly 50% of our refrigerated container fleet. We intend to continue refreshing that fleet over the next couple of years and certainly we have every intention of continuing to focus on the growth of this segment for Horizon Lines.

C. Jones	Would it be a stretch to say that potentially 3 to 4 years out you could see that be closer to 30% of your freight?

B. Taylor	Given some of the capacity additions that we put into our trade, certainly giving us more capacity on the ships to handle refrigerated freight, we do obviously have some targets to grow in those segments. I would say it’s certainly reasonable to expect that, yes.

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C. Jones	Okay, great. Well I appreciate it, guys, and best of luck on getting the refinancing completed here in the next couple weeks.

C. Raymond	Thank you, Chad.

Operator	Our next question comes from Peter Wahlstrom with Goldman Sachs. Please go ahead.

P. Wahlstrom	Good morning.

C. Raymond	Good morning, Pete.

P. Wahlstrom	I was trying to get a little bit more color. What product segments or categories have seen the largest drop off this year given your exposure to both the consumer and industrial end markets?

B. Taylor	Peter, if you’re talking about specifically Puerto Rico I’d say really the food and beverage segment as well as the retail segment down in Puerto Rico have been certainly the key reductions that we’ve seen so far this year.

P.Wahlstrom	Okay and then Chuck mentioned in Hawaii it was still the building materials as well as retail, correct?

B. Taylor	Building materials, what we have seen is obviously a little bit of a slowdown in the construction market, that would be the residential construction market out in Hawaii. On the other hand, we’ve actually seen an increase in the building materials that we are handling there as a result of the implementation of the TP1 and the new Peck service and the additional 238 flat racks that we’ve added to our fleet. We had targeted that segment as a growth segment for us as a result of the implementation of the deployments and we are seeing that.

P. Wahlstrom	Okay. And if we again split up those 2 categories between the consumer and the industrial and markets for the back half of the year do you have a particular view on the consumer based on the type of products that you are carrying from a Wal*Mart, or a Lowe’s, or Safeway, etc.?

B. Taylor	Again, looking specifically at Puerto Rico, I think it’s very difficult for us to predict what’s going to happen in the consumer segment down there. From an industrial perspective we see many of the customers that support Horizon Lines, the pharmaceutical companies and the manufacturers, they are continuing to invest in infrastructure. We see those segments of the business remaining strong and robust, but it is very difficult for us to predict what is going to happen on the consumer front down in that market.

P. Wahlstrom	Fair enough. And just so I heard this correctly, with continued softness in the Puerto Rican market, there would be an opportunity to temporarily dry dock some tonnage and that is being considered. Is that correct?

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C. Raymond	Pete, you know we’re looking at the deployments. It’s a difficult analysis because we have cargo coming from many, many, many intermodal points in North America to and from Puerto Rico. As we look at trying to continue to serve all 3 coasts, New York, the Gulf. We’re the only carrier that goes up to New York with a vessel, the same thing in the Gulf. We want to make sure we don’t stub our toe. I mean we could pull tonnage out and end up spending a lot of money on the intermodal piece.

That tradeoff is something we’re studying very carefully right now. I can’t predict what the result will be. I just wanted to answer the question honestly that was asked, is there anything else you can do, and the answer is we’re studying it very carefully.

P. Wahlstrom	Okay. What was your organic container volume shipped during the quarter if we exclude the impact of the TP1 vessels that are now coming on line?

C. Raymond	I’m sorry, Pete, I didn’t understand the question.

P. Wahlstrom	Last year you didn’t have the TP1 vessels in operation during the second quarter. What type of container volume did they contribute during the quarter?

J. Keenan	Peter, as you may recall, we actually deployed these ships and did not have them fully deployed until almost the end of March, sorry the end of May. We had a very small, small planned incremental volume that we had built into our plan this year so I would say really we haven’t seen ... really our volumes have been flat because we really didn’t project any significant TP1 volume growth in the second quarter as a result of the deployment.

P. Wahlstrom	Okay, thanks. Last question. Am I thinking about the free cash flow outlook correctly. The decrease is solely reflective of the lowered full year EBITDA guidance and then the resulting tax impact, correct, and there’s not another component to the difference?

M. Urbania	There was one other small component, Pete, and that was some cash that we spent to acquire Hawaii Stevedore’s, Inc., that Chuck mentioned earlier. That was $5 million. But other than those one time things that we went over, we did plan to use working capital in the first half of the year. We did. It was for the balloon payments on the vessels. Our accounts receivable grew on the working capital side. On the right side of the balance sheet, on the accruals and payables, it’s some timing issues there. Nothing to worry about.

But we’re on plan for what we thought internally we would do with working capital in the first half of the year and we’re very comfortable that we’ll generate the working capital or free cash flow I should say in the second half of the year as we represented it.

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P. Wahlstrom	Great. Thank you very much.

Operator	Our next question is from Marcelo Choi with Deutsche Bank. Please go ahead.

M. Choi	Hi, guys, I was wondering if you can give us a quick update on the financial implications of TP1 for 2007 and 2008. I believe that your previous guidance was a drain of about $15 million for 2007, about breakeven for 2008.

M. Urbania	That’s still the case, Marcelo. We haven’t changed that.

M. Choi	Okay, great. In terms of the tax rate, it seems like it was a little bit lower this quarter. How do we see that in the back half of ‘07?

M. Urbania	I think the last time we were together and talked about tax rates we said listen, because of the tonnage tax and not paying federal income taxes in Puerto Rico and the other 2 trades would, it’s a balancing act. We gave guidance of 12% to 17% and that’s still the case depending on profitability of those 3 trades. For the guidance that we gave you, we decided to use a blended rate. It’s 13.5% so you didn’t have to guess on what we were using and you knew exactly what it was so that’s how we’re viewing the taxes right now.

M. Choi	Great. Thank you very much.

Operator	This does conclude our question and answer session. I’d like to turn the call back over to management for their concluding remarks.

C. Raymond	Just one quick thing. We’re going through obviously a year here where there’s quite a bit of change, bringing in these new ships and redeploying our tonnage throughout all 3 of these trades. We’re trying to do that and we are doing that without impacting the financial record we’ve had. We’re not talking about a big dip in earnings here. We’re actually going to do better than we did last year and substantially better than last year. That’s a tribute to the organization. We’re going to get through this fine.

The one thing we had not anticipated was the Puerto Rico economy continuing to lag. That will right itself, it always has and this company’s on a good, solid foundation for the future. We appreciate your interest and your questions.

Operator	Ladies and gentlemen, this does conclude the Horizon Lines second quarter fiscal 2007 earnings results conference call. You may now disconnect and thank you for using ACT Teleconferencing.

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